Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
      * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *



March 10, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 22, 2010 on the audited financial statements of Unseen Soloar, Inc. as of January 31, 2010, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang Park
----------------------------
CHANG G. PARK, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board